Exhibit 99.1

GLOBALLY RECOGNIZED INCLUSION AND DIVERSITY EXECUTIVE BARBARA WHYE

JOINS BLACKLINE BOARD OF DIRECTORS

Named one of Fortune’s 2020 ‘Most Powerful Women in Business’, Whye brings extensive experience fostering inclusion and diversity in tech to guide the accounting automation software leader

LOS ANGELES – April 19, 2021 – BlackLine, Inc. (Nasdaq: BL) announced today that Barbara Whye has joined its board of directors effective April 15, 2021. Whye is the fourth female director on BlackLine’s board. A widely recognized inclusion and diversity leader and advocate for social change, Whye currently heads inclusion and diversity at Apple. She will draw on her experience of more than 25 years in the technology industry to help BlackLine as it strives to continuously evaluate, improve and expand its Environmental, Social and Governance (ESG) efforts, including, in particular, its Diversity, Equity and Inclusion (DEI) programs.

“Diversity, equity and inclusion are deeply rooted in our core values in service of our global workforce, our customers and the communities in which we work and live,” said BlackLine CEO and board member Marc Huffman. “We look forward to Barbara’s guidance as we advance a culture of inclusion that empowers employees to think, create and serve in a workplace where everyone truly feels they belong.”

As vice president of inclusion and diversity at Apple, Whye is leading the company’s commitment to build a more equitable and inclusive world. Previously, she was chief diversity and inclusion officer at Intel where she led a $300 million ‘Diversity in Technology’ initiative that resulted in the chipmaker reaching full representation of women and underrepresented minorities in its U.S. workforce two years ahead of schedule. She was also responsible for Intel’s investments in programs that deliver positive global impact, including corporate social responsibility and sustainability initiatives and STEM (Science, Technology, Engineering and Mathematics) education portfolios with an emphasis on girls and underserved populations. Whye began her career as an electrical engineer and has since held numerous positions, including leadership and project engineering roles with BellSouth and NCR.

“I am honored by the opportunity to join the BlackLine board and excited to contribute to the continued growth of this extraordinary company that has emerged as the leader in modern accounting,” said Whye. “I find BlackLine truly committed to driving excellence and its leadership’s unwavering focus on innovation, collaboration, inclusion and customer success is unmatched.”

Whye has been the recipient of multiple industry awards, including Fortune’s 2020 list of the ‘Most Powerful Women in Business’, a 2019 Black Enterprise ‘Most Powerful Women in Corporate Diversity’ award and a 2019 ‘Most Influential Women in Corporate America’ award. She holds a bachelor of science degree in electrical engineering from the University of South Carolina and an MBA from the University’s Darla Moore School of Business.

“Barbara is a powerful force for positive social change,” said Therese Tucker, BlackLine’s founder and executive board chair. “She shares my passion and commitment to advocate for diversity, equity and inclusion in technology and leadership.”

About BlackLine

Companies come to BlackLine (Nasdaq: BL) because their traditional manual accounting processes are not sustainable. BlackLine’s cloud-based solutions and market-leading customer service help companies move to modern accounting by unifying their data and processes, automating repetitive work, and driving accountability through visibility. BlackLine provides solutions to manage and automate financial close, accounts receivable and intercompany accounting processes, helping large enterprises and midsize companies across all industries do accounting work better, faster and with more control.

More than 3,400 customers trust BlackLine to help them close faster with complete and accurate results. The company is the pioneer of the cloud financial close market and recognized as the leader by customers at leading end-user review sites including Gartner Peer Insights, G2 and TrustRadius. Based in Los Angeles, BlackLine also has regional headquarters in London, Singapore and Sydney. For more information, please visit blackline.com.

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Media Contact:

Ashley Dyer

PR Director

BlackLine

818-936-7166

ashley.dyer@blackline.com